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                                                                    EXHIBIT 99.1


AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 30, 2003


     VITA FOODS REPORTS Q2; 143% INCREASE IN EARNINGS TO 8-CENTS PER-SHARE
                           ON SALES OF $12.9 MILLION

CHICAGO, IL, JULY 30, 2003 -- For the quarter ended June 30, 2003, VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced a 143% increase in consolidated net income to $321,000, or $0.08 per share, compared to $132,000 or $0.04 per share in the second quarter of 2002. The Vita Specialty Foods business segment, which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, had net income of $533,000 in the second quarter of 2003. The Company formed Vita Specialty Foods, Inc. as a new wholly owned subsidiary in connection with its acquisition of the Halifax Group, Inc. ("Halifax") on November 6, 2002. Vita Specialty Foods, which is treated by the Company as a separate business segment, combines the former operations of The Virginia Honey Company ("Virginia Honey"), acquired by the Company effective July 1, 2001, and Halifax. Virginia Honey contributed net income of $173,000 in the second quarter of 2002, and its 2003 results are included as part of the Vita Specialty Foods 2003 second quarter results. The Vita business segment, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, turned in a net loss of $213,000 for the second quarter of 2003, compared to a net loss of $41,000 in 2002. The Vita segment net loss was higher primarily due to a decline in net sales of salmon products.

The Company's consolidated net sales for the second quarter of 2003 were $12.9 million, compared to $8.8 million in the second quarter of 2002, an increase of 46%. Net sales for the Vita Specialty Foods segment during the second quarter were $7.8 million. Virginia Honey contributed $4.4 million in net sales and Halifax product lines added $3.4 million. Virginia Honey's net sales increased $1.1 million or 32.4% from $3.3 million for the second quarter of 2002, led by an $806,000 increase in sales of honey products. The Vita segment's net sales for the second quarter of 2003 were $5.1 million, a decline of $0.4 million or 7.3%, compared to 2002.

The consolidated Company's gross margin for the quarter increased to 32.3% from 32.0% in the prior year quarter. The Vita Specialty Food segment's gross margin was 35.1%. For the second quarter of 2002, Virginia Honey's gross margin was 33.7% and for 2003 its gross margin is included as part of Vita Specialty Foods'. The Vita segment's gross margin was 28.2%. This represents a reduction of 2.8 percentage points compared to the second quarter of 2002, largely due to an increase in the cost of raw salmon and lower sales volume.


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"We are pleased to report another profitable quarter which adds to our pattern of growth in earnings. We have now earned $0.17 per share in the first six months of this year compared to $0.12 per share for the same period last year," said Stephen Rubin, the Company's chairman and chief executive officer, "We are especially pleased with the Vita Specialty Foods segment which has shown significant earnings growth in this quarter. We expect to merge the Atlanta, Georgia operations into our Martinsburg, West Virginia facility in the third quarter."

SIX-MONTH RESULTS
For the six months ended June 30, 2003, the Company had consolidated net income of $627,000 or $0.17 per share, compared to $436,000, or $0.12 per share for such period in 2002, a 44% improvement of $191,000 or $0.05 per share.

Consolidated net sales for the six months were $25.8 million, compared with $18.9 million for the six months ended June 30, 2002, representing an increase of $6.9 million or 36.5%. Vita Specialty Foods' net sales were $13.5 million for the six months. Of the $13.5 million, Virginia Honey's net sales were $8.6 million and Halifax added $4.9 million in net sales for the six months. Virginia Honey's net sales increased 30.6% compared to the six months ended June 30, 2002, when sales were $6.6 million. The largest contributing factor to the Virginia Honey gain came from its line of honey products, which increased $1.6 million or 64.8% compared with the same period of 2002. The Vita segment's net sales of $12.3 million for the six-month period increased only slightly from $12.2 million during the same period in 2002.

Vita Food Products, Inc. is the U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company's wholly owned subsidiary, combines the products of Virginia Honey and Halifax. Virginia Honey is a manufacturer and distributor of honey, salad dressings, including its award-winning Vidalia(R) Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets. Halifax is a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. Halifax also manufactures and distributes the Artie Bucco(TM) line of products based on the popular HBO(R) series The Sopranos(R), the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company's future growth, profitability, introduction of new products, and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.


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                              - - TABLES FOLLOW - -


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                            VITA FOOD PRODUCTS, INC.
                 Condensed Consolidated Statement of Operations
                     (in thousands, except per share data)
                                  (unaudited)


                                          Three Months                     Six Months
                                             Ended                           Ended
                                      --------------------            --------------------
                                       Jun 30,     Jun 30,             Jun 30,    Jun 30,
                                      ---------  ---------            ---------  ---------
                                        2003        2002     Change     2003        2002     Change
                                      ---------  ---------  --------  ---------  ---------  --------
Net sales                              $12,855    $ 8,785      46%     $25,812    $18,852      37%
Cost of goods sold                       8,696      5,971      46%      17,631     12,960      36%
                                       -------    -------              -------    -------
Gross margin                             4,159      2,814      48%       8,181      5,892      39%

Selling and administrative expenses
 Selling, marketing & distribution       2,201      1,488      48%       4,241      3,005      41%
 Administrative                          1,232        969      27%       2,514      1,878      34%
                                       -------    -------              -------    -------
Total                                    3,433      2,457      40%       6,755      4,883      38%
                                       -------    -------              -------    -------
Operating profit                           726        357     103%       1,426      1,009      41%

Interest expense                           191        138      38%         378        283      34%
                                       -------    -------              -------    -------
Income before income taxes                 535        219     144%       1,048        726      44%
Income tax expense                         214         87     146%         421        290      45%
                                       -------    -------              -------    -------
Net income                             $   321    $   132     143%     $   627    $   436      44%
                                       =======     =======             =======    =======
Earnings per common share:
Basic                                  $  0.08    $  0.04     100%     $  0.17    $  0.12      42%
                                       =======     =======             =======    =======
Diluted                                $  0.08    $  0.03     167%     $  0.16    $  0.11      45%
                                       =======     =======             =======    =======
Weighted average shares outstanding:
Basic                                    3,778      3,740                3,777      3,735
Diluted                                  3,873      3,858                3,862      3,841



Contact:
Vita Food Products, Inc.
Clifford Bolen, Chief Financial Officer, 312-738-4500, ext. 1236



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